                                   EXHIBIT 10.99

as of February 1, 1999

Cami Winikoff
c/o Trimark Pictures, Inc.
2644 30th Street
Santa Monica, CA 90405

Dear Cami:

     This letter (the "Agreement") shall confirm the terms of your employment with Trimark Pictures, Inc. ("Trimark").


1.   TERM: January 13, 2000 through January 13, 2002 (the "Term").

2.   TITLE: Chief Administrative Officer/Executive Vice President

3. BASE SALARY: One hundred seventy-five thousand dollars ($175,000.00) paid in accordance with your current employment agreement.

4. SIGNING BONUS: Upon your signature of this Agreement, Trimark shall pay you the sum of forty thousand dollars ($40,000.00).

5. STOCK OPTIONS: Trimark shall request that the Option Committee of Trimark Holdings, Inc. ("Holdings") authorize and grant you the right (the "Option") to purchase thirty-six thousand (36,000) shares of stock of Holdings (the "Stock Options"), said right to vest over the Term (or earlier as set forth elsewhere herein) at the exercise price of four dollars and fifty cents ($4.50) per share.

6. BENEFITS: You will be eligible for all Employee Benefits, Medical, Dental, Vision, Life and 401(k) per Trimark's standard benefit program for employees at your level. In addition, you shall be eligible to share in Trimark's Executive Bonus Plan upon terms consistent with said plan and your position with Trimark.

7.   SERVICES:   You shall render exclusive services to Trimark during the Term as customarily rendered by persons in your capacity.

8. RENEWAL: You agree that for the period commencing no earlier than one hundred eighty (180) days prior to the conclusion of the Term you shall provide Trimark with an exclusive sixty (60) day negotiating period regarding the renewal of your employment with Trimark. You shall have the obligation to provide Trimark with notice of said sixty (60) day period. If at the end of such sixty (60) day period, you and Trimark are unable to reach an agreement regarding the renewal of your employment with Trimark, your employment shall continue on a month to month basis at the salary set forth herein unless terminated by you or Trimark upon 30 days prior written notice.

9.   MITIGATION; CHANGE OF CONTROL:

     1. If you are terminated by Trimark for any reason other than your breach, you shall receive as severance the greater of:
          1.   A Severance Package consisting of:
               (1) an immediate vesting of one hundred percent of the un-vested Stock Options; plus
               (2) fifty percent (one hundred percent (100%) in the event that you are terminated as a result of a change of control of Trimark due to a sale or merger of Trimark) of the remaining salary due you pursuant to this Agreement.

                                          OR

          2.   the difference between:

               (1)  Five hundred thousand dollars ($500,000.00)

                                         LESS

               (2)  The aggregate of:
                    (1)  the value of the Stock Options; plus
                    (2) the value of all other Trimark stock options which you have as of the date of this Agreement; plus
                    (3) fifty percent (one hundred percent (100%) in the event that you are terminated as a result of a change of control of Trimark due to a sale or merger of Trimark) of the remaining salary due you pursuant to this Agreement.

     Trimark's payment to you of said severance shall relieve each party of any further obligation to the other. In the event of a change of control of Trimark by reason of a purchase or merger of Trimark and Trimark does not terminate your services as set forth herein, notwithstanding anything herein to the contrary, commencing upon the date of such change of control your base salary shall be increased to two hundred fifty thousand dollars ($250,000.00) per year and one hundred percent (100%) of the Stock Options shall immediately vest.

     2. In the event that control of Trimark changes as aforesaid and Mark Amin is no longer rendering services in a senior management capacity, you shall have the right, within thirty (30) days of such change of control, to provide Trimark with notice of your election to terminate your employment with Trimark. In the event that you provide such notice, you shall continue to render services for the ninety (90) day period following such notice and, thereafter, notwithstanding anything herein to the contrary, neither party shall have any further obligation to the other provided, however, that one hundred percent (100%) of the Stock Options shall immediately vest. Without limiting the generality of the foregoing, in the event that you so terminate your employment, notwithstanding anything herein to the contrary, you shall not receive any severance payment from Trimark (except as required by law) provided, however, that in the event that you are terminated by Trimark after you have provided such notice, you shall receive a severance payment equal to ninety (90) days salary.

10. CONFIDENTIAL INFORMATION; RESULTS AND PROCEEDS: You hereby expressly agree that while employed by Trimark Pictures you will not disclose any confidential matters of Trimark prior to, during, or after the conclusion of your employment including the specifics of this contract. In addition, you agree that Trimark shall own all rights of every kind and character throughout the universe, in perpetuity to any material and/or ideas suggested or submitted by you during the Term in connection with any of Trimark's then existing business interests or suggested or submitted to you by a third party during the Term. You agree also that Trimark shall own all other results and proceeds of your services during your employment.

11. MISCELLANEOUS: This agreement shall be binding and supersedes any and all other agreements, either oral or in writing. Any modification of this agreement will be effective only if signed by Trimark and you.

Sincerely,                         AGREED TO AND ACCEPTED BY:

Mark Amin                /s/ Cami Winikoff
                         -----------------
President                Cami Winikoff            Date


                                      31